UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 22, 2017  (March 21, 2017)

Tyme Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-179311	45-3864597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44 Wall Street – 12th Floor

New York, New York 10005

(Address of principal executive offices, including zip code)

646-205-1603

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Comment – Use of Terminology

Throughout this Current Report on Form 8-K, the terms “the Company,” “we,” “us,” and “our” refer to Tyme Technologies, Inc., a Delaware corporation.

Item 3.02. Unregistered Sales of Equity Securities.

On March 21, 2017, we sold and issued to a total of 14 investors (collectively, the “Purchasers”) for an aggregate of $8.15 million in gross proceeds an aggregate of: (x) 3,196,465 shares (each, a “Share”) of the common stock, par value $0.0001 per share (the “Common Stock”), of the Company and (y) 3,196,465 Common Stock purchase warrants (each, a “Warrant,” and together with the Shares, the “Securities”).  Each Warrant entitles its holder to purchase one share of Common Stock (each, a “Warrant Share”) at an exercise price of $3.00 per Warrant Share, subject to adjustment.  Each Warrant expires 24 months after the date of issuance.

The Purchasers have agreed to refrain from selling the Securities and hedging transactions for a period of six months after the applicable closing date of such purchase (such period, the “Lockup Period”).  The Company will register certain transactions involving the Securities, including the Warrant Shares, to the extent necessary to effect transactions after the Lockup Period in accordance with the Securities Act of 1933, as amended (the “Securities Act”).

The Company believes the sale and issuance of the Common Stock is exempt from registration pursuant to Section 4(a)(2) of the Securities Act, as the sale and issuance were a transaction by an issuer not involving any public offering.

The foregoing description of the terms and conditions of the Warrants is only a summary and is qualified in its entirety by the full text of the form of Warrant filed as Exhibit 10.1 hereto.

Item 9.01. Financial Statements and Exhibits.

Set forth below is the exhibit to this Current Report on Form 8-K.

Exhibit Number	Description

10.1	Form of Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tyme Technologies, Inc.

Dated: March 22, 2017	By:	/s/ Steve Hoffman
Steve Hoffman President and Chief Executive Officer